Statement of Additional Information Supplement
John Hancock Bond Trust
John Hancock California Tax-Free Income Fund
John Hancock Capital Series
John Hancock Collateral Trust
John Hancock Current Interest
John Hancock Exchange-Traded Fund Trust
John Hancock Financial Opportunities Fund
John Hancock Funds II
John Hancock Funds III
John Hancock Investment Trust
John Hancock Investment Trust II
John Hancock Investors Trust
John Hancock Municipal Securities Trust
John Hancock Premium Dividend Fund
John Hancock Sovereign Bond Fund
John Hancock Strategic Series (individually, the Trust, and collectively, the Trusts)
Supplement dated December 11, 2025 to the current Statement of Additional Information, as may be supplemented (the SAI)
Effective December 31, 2025, William H. Cunningham is retiring as an Independent Trustee. Accordingly, all references to Mr. Cunningham as a current Independent Trustee are removed from each SAI as of December 31, 2025.
In addition, certain information in the “Board Committees” sub-section of the “Duties of Trustees; Committee Structure” section is amended, effective January 1, 2026, to reflect updated Committee memberships for certain of the Committees as set forth below:
Audit Committee. The Board has a standing Audit Committee composed solely of Independent Trustees (Mr. Bacic, Ms. Rathke, and Mr. Wright). Ms. Rathke serves as Chairperson of this Committee. Ms. Rathke and Mr. Bacic have each been designated by the Board as an “audit committee financial expert,” as defined in SEC rules.
Contracts, Legal & Risk Committee.  The Board also has a standing Contracts, Legal & Risk Committee (Mr. Boyle, Ms. Ellison McKee, and Mr. Phelan). Mr. Boyle serves as Chairperson of this Committee.
Finally, certain other information in the “Board Committees” sub-section of the “Duties of Trustees; Committee Structure” section is amended, effective January 1, 2026, to reflect updated subcommittee Chairpersons for the Investment Committee as set forth below:
Investment Committee. The Board also has an Investment Committee composed of all of the Trustees. The Investment Committee has four subcommittees with the Trustees divided among the four subcommittees (each an “Investment Sub-Committee”). Messrs. Bacic and Boyle and Mses. Ellison McKee and Jackson serve as Chairpersons of the Investment Sub-Committees.
You should read this supplement in conjunction with the SAI and retain it for your future reference.
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